Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANCORP ANNOUNCES ACQUISITION OF SATILLA COMMUNITY BANK

May 14, 2010

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, announced today that its wholly-owned subsidiary, Ameris Bank, has entered into a definitive agreement with the Federal Deposit Insurance Corporation to assume the deposits and acquire certain assets of Satilla Community Bank, a full-service, single-office bank located in St. Marys, Georgia. The Georgia Department of Banking and Finance declared Satilla Community Bank closed today and appointed the FDIC as receiver. As a result of this acquisition, Ameris Bank will assume approximately $134.0 million in total deposits and acquire approximately $142.3 million in total assets.

As a branch of Ameris Bank, the St. Marys office of Satilla will be open and serving customers on Monday, May 17, 2010, during the bank’s normal business hours. Satilla depositors will automatically become depositors of Ameris Bank, and deposits will continue to be insured by the FDIC. With this acquisition, Ameris Bank will now operate 54 locations in Georgia, Florida, Alabama and South Carolina.

Edwin W. Hortman, Jr., President & CEO of Ameris, commented, “We are excited to welcome the Satilla Community Bank customers and employees to the Ameris Bank family. Customers can be confident that their deposits are safe and readily accessible. Ameris Bank has supported the financial needs of local communities since 1971. Our St. Marys and Kingsland locations have been an important part of our four-state footprint since late 2005. We look forward to continuing that tradition through this FDIC-assisted transaction.”

Ameris Bancorp is headquartered in Moultrie, Georgia. For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.